Exhibit 10.1

[EXECUTION COPY]

COMMERCIAL LEASE AGREEMENT

COMMERCIAL LEASE AGREEMENT (this “Lease”), dated as of November 9, 2004, between JAMES V. DANDENEAU (“LESSOR”), having an address at 307 Thompson Road, Thompson, CT 06277, and MPAV ACQUISITION LLC, a Connecticut limited liability company soon to be renamed PUTNAM PLASTICS COMPANY LLC (“LESSEE”), having an address at c/o Memry Corporation, 3 Berkshire Blvd., Bethel, Connecticut 06801, Attention: Mr. James G. Binch, with a copy to Finn Dixon & Herling LLP, One Landmark Square, Suite 1400, Stamford, Connecticut 06901, Attention: David I. Albin, Esq.

WHEREAS, LESSOR, LESSEE (as Buyer assignee) and Putnam Plastics Corporation, a Connecticut corporation (“Seller”) whose stock is wholly-owned by LESSOR, are parties to that certain Asset Purchase Agreement dated as of November 9, 2004 (the “Purchase Agreement”), pursuant to which LESSEE is to acquire from Seller and LESSOR substantially all of the assets of the Seller used in connection with the business of producing extruded medical tubing and related items (the “Business”); and

WHEREAS, LESSOR and Seller are or have been parties to a certain oral or written lease(s) of the Premises (as defined below) (the “Prior Lease(s)”);

WHEREAS, the execution and delivery of this Lease by LESSOR and LESSEE, and the termination of the Prior Lease(s) effected hereby, are conditions precedent to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Leased Premises; Termination of Prior Lease(s). LESSOR hereby leases to LESSEE the premises located at and commonly known as 130 Louisa Viens Drive, Dayville (Town of Killingly), Windham County, Connecticut 06241 (the “Premises”), more fully described on Schedule A. The Prior Lease(s) are hereby terminated, and LESSOR hereby LESSEE (and Seller) from any and all claims, damages, costs and expenses that would have arisen under the Prior Lease(s) prior to, on or after the date of this Lease.

2. Term of Lease.

(a) Initial Term. The primary term of this Lease shall be for five (5) years (plus additional day(s), as needed, according to the following language), commencing on the date of this Lease and ending on that date which is the last day of the month in which the fifth (5th) year anniversary of the date of this Lease falls.

(b) Renewal Option(s). LESSEE shall have two option(s) to extend the term of this Lease for thirty months each (each a “Renewal Term”), upon the same terms and conditions except that Base Rent (as defined below), which shall be set at the beginning of each Renewal Term to the then current fair market rental value of the Premises for such Renewal Term as determined pursuant to this paragraph (b). If LESSEE wishes to exercise a renewal option, LESSEE shall give LESSOR written notice of same no later than six (6) months prior to the expiration of the then current Lease term (including any Renewal Terms previously exercised). The current fair market rental value for such Renewal Term shall be determined as follows: Upon LESSEE’s giving written notice to LESSOR of its intent to exercise, LESSOR and LESSEE shall have thirty (30) days in which to negotiate in good faith and agree upon the current fair market rental value of the Premises for such Renewal Term. If the parties reach such an agreement, their written agreement to same shall bind both as a renewal of this Lease for such Renewal Term. If, however, the parties do not reach an agreement within such thirty (30) days, then, within the next fifteen (15) days, each, at its own cost, shall hire an appraiser, and, within the fifteen (15) days following that, those appraisers shall hire a third appraiser, whose costs shall be shared 50:50 by the parties, each of such three appraisers having at least 10 years of experience in appraising commercial rental real estate in northeast Connecticut or similar markets. Within the thirty (30) days following the third appraiser’s being engaged, each of the three appraisers shall render an appraisal to the parties of the current fair market rental value for the Premises for such Renewal Term, and the current fair market rental value of the Premises for such Renewal Term shall be the average of the third appraiser’s appraisal and the one of the other two that is closest to it. LESSEE shall have fifteen (15) days after receiving the three appraisals in which to accept the resulting determination of current fair market rental value and thereby bind both to the renewal of this Lease for such Renewal Term, or reject (or fail to respond to) such determination and thereby not extend this Lease for such Renewal Term.

3. Use of Premises; Compliance with Laws. LESSEE shall be permitted to use the Premises for any and all lawful purposes, including, without limitation, the following uses (the “Contemplated Uses”): the Business and any lawful uses reasonably related or ancillary to the Business. LESSOR represents and warrants to LESSEE that the Premises are properly zoned for and properly licensed and permitted as required by law for the Premises to be used for the Contemplated Uses. LESSOR and LESSEE shall each comply with all of the laws, rules and orders of federal, state, and municipal governments and all their departments applicable to the Premises.

4. Base Rent for the Premises. LESSEE agrees to pay LESSOR throughout the term of this Lease an annual rent of TWO HUNDRED FIFTEEN THOUSAND SEVEN HUNDRED Dollars ($215,700.00) per year (the “Base Rent”). The Base Rent shall be payable in monthly installments of SEVENTEEN THOUSAND NINE HUNDRED SEVENTY FIVE Dollars ($17,975.00) due on the first day of each month. For any partial month at the beginning or end of the term of this Lease, the Base Rent due for that month shall be prorated accordingly. Any rents paid under the Prior Lease(s) and applicable to the term of this Lease shall be credited to the first payment(s) due hereunder.

5. Additional Rent. LESSEE agrees to pay throughout the term of this Lease the sums described below (“Additional Rent”):

(a) Real Property Taxes. All real property taxes and any general or special assessment or other charge assessed by a governmental agency or authority against the Premises or LESSEE’s use thereof which shall be assessed against the Premises during, and applicable to, the term of this Lease, and any interest and penalty due on such payments not being timely or completely made (collectively, the “Impositions”). Such payment shall be made directly to the authorities and be due by the 10th day prior to the date on which payment of such Imposition is due to the relevant taxing authority. LESSEE shall have no obligation to pay any portion of real property taxes, general or special assessments or other charges assessed by a governmental agency or authority against the Premises or LESSEE’s use thereof or installments thereon coming due after expiration of the term of this Lease, except if and to the extent such installments are applicable to the term of this Lease.

(b) Insurance. The cost of the insurance required to be carried by LESSEE under the Sections 6(a) and 6(b) below.

6. Insurance.

(a) Property Coverage. LESSEE shall carry and maintain, subject to the general requirements set forth in Section 6(e) below, at its sole cost and expense all-risk insurance coverage to the extent available on commercially reasonable terms and customary to a business of this type in this area (including, to the extent available on commercially reasonable terms, replacement value (in LESSEE’s reasonable estimation) sufficient to cover repair, restoration or rebuilding of the Premises and tenant improvements and betterments installed by LESSEE which are improvements to the Premises).

(b) Liability Coverage. LESSEE shall carry and maintain, subject to the general requirements set forth in Section 6(e) below, at its sole cost and expense, commercial general liability insurance against property damage or personal injury growing out of the use of, or occurring on or about, the Premises. The liability limits of each coverage hereby required shall total at least $1,000,000 per occurrence and $5,000,000 in the annual aggregate. It is agreed that the use of an umbrella or excess liability policy to satisfy this limit is acceptable.

(c) LESSOR’s Insurance. LESSOR shall carry and maintain, subject to the general requirements set forth in Section 6(e) below, at its sole cost and expense, comprehensive general liability insurance, in such amounts and for such risks as are customarily insured against by lessors of similar properties in similar markets, but in all events with liability limits of at least $1,000,000 per occurrence, and in the annual aggregate. It is agreed that the use of an umbrella or excess liability policy to satisfy this limit is acceptable.

(d) Mutual Waiver of Subrogation. It is the intent of the parties that the risk of loss or damage arising out of or relating to this Lease should be borne by insurance to the extent of available coverage. Accordingly, LESSEE and LESSOR waive all rights against each other (and against the agents, employees, representatives and/or insurers of the other) for any loss or damage to any building, structure, or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such other party (its agents, employees and/or representatives); provided, however, that: (i) this waiver of rights shall only be applicable to the extent of insurance proceeds actually paid to the parties suffering such loss or damage; and (ii) this waiver of rights shall in no way diminish the indemnity obligations of LESSEE and

LESSOR otherwise contained in this Lease; and (iii) the waiver of rights as to worker’s compensation shall be limited to that allowed under applicable law. Such waiver of rights shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in any related agreement with respect to any claim of LESSEE or LESSOR. Inasmuch as the waiver of rights shall mean that neither party shall be liable to the other party hereto or to any insurance company (by way of subrogation or otherwise) and will preclude the assignment of any of such claim(s) (by way of subrogation or otherwise) to an insurance company (or any other person), LESSEE and LESSOR shall give written notice of the terms of this mutual waiver of rights to their respective insurers and shall have their insurance policies properly endorsed, if necessary, for the insurance company(s) to honor these waivers.

(e) General Requirements. All insurance required of either party hereunder must name the other party as an additional insured, as its interests may appear, if any. All policies hereunder shall contain a provision that they may be not be canceled, changed or non-renewed without thirty (30) days (or in the case of cancellation for non-payment of premiums, ten (10) days) prior written notice by the insurer to the other party, if its interests appear thereunder. Each party shall upon a request from the other, from time to time, provide certificate(s) of insurance or other applicable evidence that such coverages required hereunder are in effect. As to any workers’ compensation or automobile insurance required of LESSEE hereunder (if any), LESSEE may self-insure to the extent that LESSEE (together with any affiliates) qualifies under applicable state requirements relating to such workers’ compensation or automobile insurance.

7. Tax Matters.

(a) Impositions LESSOR shall deliver promptly to LESSEE any relevant notices or bills with respect to any Impositions or any other taxes, levies, charges and assessments relating to the Premises. LESSEE shall have the right, at LESSEE’s sole expense and with notice to LESSOR, to contest, either in LESSEE’s own name or, if required by law, in the name of LESSOR, the amount of and appeal any Impositions and any other taxes, levies, charges and assessments against the Premises which result or would result in Additional Rent, and LESSOR shall cooperate fully with LESSEE. Pending the outcome of such a contest or appeal, LESSEE may pay the Additional Rent due based on the Impositions assessed but shall in any event pay the Additional Rent, if any, necessary to avoid a tax sale while the contest or appeal is in process, and upon a final determination in such contest or appeal, LESSEE shall be responsible for all Additional Rent, penalties and/or interest due as a result of such determination. If LESSEE shall have paid any Impositions relating to a tax year or period extending after the expiration of the term of this Lease, LESSOR shall refund to LESSEE, at the time of termination of the Lease, the pro rated amount of said Impositions applicable to the unexpired portion of the tax year.

(b) Sales, Use and Income Taxes. LESSOR shall pay all sales, income or such other taxes in the form of sales or use tax or otherwise, in respect to the payment of rent.

8. LESSEE’S Personal Property Taxes. LESSEE shall pay all taxes levied against its personal property located within the Premises.

9. Utilities. LESSEE shall be responsible for the payment of all utilities consumed by LESSEE upon the Premises during the term of this Lease. LESSEE shall have no liability for any utilities consumed after the end of the term of this Lease nor by LESSOR during the term of this Lease.

10. Janitor Service. LESSEE shall provide at its own cost and expense all janitorial service for its use of the Premises.

11. Alterations, Improvements, etc. LESSEE shall not make any structural alterations, additions or changes to the Premises, without first submitting to LESSOR complete plans and specifications for such work or alterations and obtaining LESSOR’s written consent, which shall not be unreasonably withheld, except that LESSEE may (without such notice, consent, etc.) make any non-structural alterations, additions or changes to the Premises reasonably related to the Contemplated Uses, including, without limitation, installing and replacing signs, redecorating, making improvements that do not effect load-bearing walls, and reconfiguring non-load-bearing walls.

12. Ownership of Fixtures and Personal Property. LESSOR agrees that all fixtures, furniture or other personal property of whatever kind and nature kept or installed on and within the Premises by LESSEE shall remain the property of LESSEE, and shall not become the property of LESSOR or be considered a fixture attached to the Premises no matter how affixed to the Premises, and may be removed by LESSEE at LESSEE’s discretion, at any time, and from time to time during the term of this Lease and any extension thereof, provided that LESSEE shall restore and repair the Premises so that removal of any items described in this Section 12 shall not leave the Premises damaged.

13. Mechanics’ and Materialmen’s Liens. LESSOR shall keep the Premises free and clear from any and all liens, claims and demands for the work performed, materials furnished, or operations conducted thereon at the instance or request of LESSOR. LESSEE shall keep the Premises free and clear from any and all liens, claims and demands for the work performed, materials furnished, or operations conducted thereon at the instance or request of LESSEE.

14. Condition and Maintenance of Premises. LESSEE agrees to accept possession of the Premises in their present condition (except as to matters specifically represented or covenanted by LESSOR herein or by LESSOR or Seller in the Purchase Agreement). LESSEE agrees to keep the Premises in good repair, making at LESSEE’s expense any maintenance or repairs to the Premises that are needed, and, at the end of the term of this Lease, delivering the Premises to LESSOR in good condition, reasonable wear and tear excepted. LESSEE also agrees to care for the grounds on the Premises, including the mowing of grass and care of shrubs and shall maintain the sidewalks and parking lot reasonably free from dirt, snow, ice, rubbish, and any other hazards, encumbrances, or obstructions, and shall repair the grounds and parking lot whenever and to the extent needed. Notwithstanding the foregoing and any other provision of this Lease, however, LESSOR, and not LESSEE, shall be responsible for: (a) loss or damage to the Premises by fire (not caused by the fault or negligence of LESSEE, or LESSEE’s agents or employees); (b) for damage to the Premises due to the act of God or the public enemy; (c) for any paving or concrete work on, in or at the Premises; (d) for any replacements or capital improvements to exterior and structural walls, structural floors, foundations, roofing, and/or pavement; (e) for any replacements or capital improvements to building systems, utility lines and other non-clause-(d) components of the Premises except (A) if required solely because of LESSEE’s particular use of the Premises after the date hereof in a manner beyond that for which it was used previously (in which case same shall be LESSEE’s responsibility), and (B) as to that portion of the cost of any necessary building system or utility line replacements by LESSOR that are allocable to the term of this Lease remaining after its completion, when amortized on a straight-line basis across the useful life of such replacement (in which case such amortized portion shall be paid by LESSEE as part of its additional monthly rent); and (f) for any repairs and replacements due to a Casualty or Condemnation Event (as defined below).

15. Separate Tax Lots; Boundaries. LESSOR hereby represents and covenants to LESSEE that (i) the Premises is in and of itself a separate tax lot or lots and such tax lot or lots do not encompass any property other than the Premises, and (ii) the buildings and other improvements forming part of the Premises are taxed separately from any buildings and/or improvements not part of the Premises. LESSOR represents and warrants to LESSEE that as of the date of this Lease, (a) all buildings, improvements, building systems, non-moveable equipment, and work and parking areas are located entirely within the boundary lines of the Premises, and (b) no property and/or improvements of any adjoining landowner encroach upon, across or over the Premises, nor do any third parties have any right of way or other use or easement rights upon, over or across the Premises, that would effect the marketability of LESSOR’s title in the property, have a material adverse effect on LESSEE’s ability to continue operating its business on the property as currently operated or for the Contemplated Uses, or cause LESSOR, LESSEE or the Premises to be in material non-compliance with any law.

16. Assigning, Subleasing, Mortgaging, etc. Except as set forth in the immediately succeeding sentence, LESSEE shall not assign, sublet, mortgage or pledge this lease, nor let the whole or any part of the Premises, without LESSOR’s consent, which consent shall not be unreasonably withheld or delayed, so long as no Event of Default has occurred and is continuing under this Lease. LESSEE may, without LESSOR’s consent, (i) transfer its interest in this Lease in connection with a reorganization of its assets or business, whether by merger, reorganization, assignment or sublet provided the transferee is a person, corporation, partnership, limited liability company or other person or entity controlling, controlled by or under common control with LESSEE; (ii) transfer its interest in this Lease in connection with a sale of all or substantially all of its assets or all or substantially all of its assets relating to the business conducted by LESSEE on the Premises; or (iii) mortgage or otherwise pledge its interest in this Lease to its current or future lender(s) (and such mortgagee, assignee or pledgee may, without LESSOR’S consent, foreclose on or otherwise transfer their interest or title herein, or have LESSEE transfer its interest or title herein in lieu of foreclosure or similar proceedings, to a successor mortgagee or pledgee or a third-party purchaser).

17. Casualty and Condemnation.

(a) LESSOR shall give LESSEE prompt written notice of any damage or destruction by fire, tornado or other casualty affecting the Premises and of any actual or threatened condemnation or conveyance in lieu of condemnation affecting the Premises (each, except a threatened event, being a “Casualty or Condemnation Event”).

(b) If the Casualty or Condemnation Event affects the entire Premises or such portion thereof as will make the remainder unsuitable for the use permitted by this Lease (in LESSEE’s sole determination), then this Lease shall terminate as of the date of such Casualty or Condemnation Event.

(c) If the portion of the Premises remaining after a Casualty or Condemnation Event is still suitable (in LESSEE’s sole determination) for the use permitted by this Lease, this Lease shall not terminate but a portion of the rent shall be abated, in the case of condemnation, for the rest of the term of this Lease in proportion to the amount of the Premises taken, and, in the case of casualty being repaired, for the period of the repair in proportion to the amount of the Premises being repaired or being used for the repair. Notwithstanding the immediately preceding sentence, if the Casualty or Condemnation Event materially interferes with LESSEE’s ability to continue doing business on the Premises or results in the need for reconstruction or major repairs to more than 25% of the Premises which reconstruction or repairs are expected to take more than 120 days in the estimation of a reputable contractor, LESSEE may at its option terminate this Lease provided such option is exercised within ten (10) business days after LESSEE is provided with such information. If LESSEE fails to exercise its option to terminate under the preceding sentence, then LESSOR shall at its expense promptly repair and restore the Premises (or in the event of a condemnation, the remaining Premises) to substantially the same condition they were in prior to the Casualty or Condemnation Event.

(d) In the event of any Casualty or Condemnation Event, all compensation or damages paid in connection with the Condemnation or Casualty Event shall belong to and be the sole property of LESSOR, except that LESSEE shall be entitled to any compensation or damages awarded for LESSEE’s trade fixtures, moving expenses and other interests.

18. Right of Entry.

(a) LESSOR, LESSOR’s agents, prospective purchasers (subject to LESSEE’s Right of First Offer and other rights under Section 22 of this Lease), mortgagees and prospective mortgagees, and, within the last 6 months of the term of this Lease, LESSOR’s prospective lessees, shall be permitted to inspect and examine the Premises during normal business hours, upon two (2) business days prior written notice to LESSEE, which notice shall include a statement as to the reason such access is needed. In the event of an emergency affecting person or property, notice given shall be that, if any, as is reasonable under the circumstances. LESSOR and any other visitors under this Section 18, shall use their reasonable efforts not to disrupt LESSEE’s operations.

(b) LESSOR shall have the right to make any repairs to the Premises which LESSOR may deem necessary, but this provision shall not be construed to require LESSOR to make repairs except as otherwise required hereby. LESSEE shall be given at least ten (10) business days prior written notice of such repair work, or, in the event of an emergency affecting person or property, such notice, if any, as is reasonable under the circumstances, and LESSOR shall use reasonable efforts to prevent such repair work from disrupting LESSEE’s operations.

(c) For a period commencing six (6) months prior to the expiration of the term of this Lease (after expiration of all renewal options or LESSEE’s failure to exercise any applicable renewal option), LESSOR may maintain “For Rent” signs on the front or any part of the Premises.”

19. Events of Default. Any of the following shall be deemed an Event of Default:

(a) The failure to pay any installment of Base Rent when the same becomes due and the failure continues for ten (10) business days after written notice is given to LESSEE.

(b) The failure to pay any installment of Additional Rent when the same becomes due and the failure continues for twenty (20) business days after written notice is given to LESSEE.

(c) LESSEE’s failure to perform or observe any other covenant, term or condition of this Lease to be performed or observed by LESSEE and if curable, the failure continues for thirty (30) days after written notice thereof is given to LESSEE, or if not curable within thirty (30) days, LESSEE fails to commence the cure within such thirty (30) days, fails to diligently pursue such cure thereafter or fails to successfully cure the default within sixty (60) days.

(d) The filing or execution or occurrence of:

(i) An involuntary petition in bankruptcy against LESSEE and the failure of LESSEE, in good faith, to promptly commence and diligently pursue action to dismiss the petition.

(ii) A petition against LESSEE seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of the Bankruptcy Act, and the failure of LESSEE in good faith to promptly commence and diligently pursue action to dismiss the petition.

(iii) A general assignment for the benefit of creditors by LESSEE.

(iv) The taking by any party of the leasehold created hereby, or any part thereof, upon foreclosure, levy, execution, attachment or other process of law or equity.

20. Remedies.

(a) So long as an Event of Default has occurred and is continuing, LESSOR may reenter the Premises, by summary proceedings or by force or otherwise without being liable for prosecution therefor, take possession of said Premises and remove all persons therefrom, and may elect to either cancel this Lease or relet the Premises as agent for LESSEE or otherwise, and receive the rent therefor, applying the same first to the payment of such reasonable expenses as LESSOR may be put to in entering and letting; and then to the payment of the rent payable under this Lease and the fulfillment of LESSEE’s covenants hereunder; the balance (if any) to be paid to LESSEE who shall remain liable for any deficiency. Suits or suit for the recovery of such deficiency or damage may be brought by LESSOR from time to time at the election of LESSOR and nothing herein shall be deemed to require LESSOR to await the date whereon this Lease or the demised term would have expired by limitation had there been no such Event of Default by

LESSEE. Past due installments of rent shall bear interest at the rate of the lesser of eight percent (8%) per annum or the maximum lawful rate, until paid. In the event LESSEE shall continue to hold the Premises after demand therefor by LESSOR while an Event of Default has occurred and is continuing hereunder or after the termination of this Lease, LESSOR shall be entitled to secure a mandatory injunction, without the necessity of posting a bond therefor, to recover possession thereof. This remedy, however, shall be cumulative of and not in lieu of any other rights and remedies granted herein or by law.

(b) So long as LESSOR fails to perform or observe any covenant, term or condition of this Lease to be performed or observed by LESSOR, and such failure continues for fifteen (15) business days after written notice thereof is given to LESSOR, LESSEE may elect to cancel this Lease. This remedy, however, shall be cumulative of and not in lieu of any other rights and remedies granted herein or by law.

21. Indemnification. LESSEE shall indemnify and hold LESSOR harmless from any loss, liability, claim, suit, reasonable costs, reasonable expenses, including, without limitation, reasonable attorneys fees, and damages, arising out of any injury to person or damage to property on or about the Premises, resulting from and/or caused by the negligence or misconduct of LESSEE, its agents, servants or employees, or any breach of representation or covenant hereunder, except to the extent that any such injury or damage is due to the willful or negligent act or omission of LESSOR, its agents, servants or employees. LESSOR shall indemnify and hold LESSEE harmless from any loss, liability, claim, suit, reasonable costs, reasonable expenses, including, without limitation, reasonable attorneys fees, and damages, arising out of any injury to person or damage to property on or about the Premises, resulting from and/or caused by the misconduct or willful or negligent act or omission of LESSOR, its agents, servants or employees, or any breach of representation or covenant hereunder, except to the extent that any such injury or damage is due to the willful or negligent act or omission of LESSEE, its agents, servants or employees.

22. Right of First Offer. So long as this Lease is in effect, whether in its initial term or under a renewal, extension, modification or amendment:

(a) If LESSOR wishes to offer, or consider a bona fide offer, for the sale or other transfer of the Premises or the real property underlying the Premises (other than transfers to members of transferor’s immediate family, descendants and/or trusts for the benefit of such persons, with the understanding that any such transferee(s) will remain subject to this Section 22), then at least sixty (60) days prior to offering or considering such offers, LESSOR shall first offer the Premises to LESSEE by a writing (an “Offer Notice”) specifying the material terms (including, without limitation, property affected, form and amount of consideration to be paid, any liabilities to be assumed, and intended date for closing). Upon LESSEE’s receipt of the Offer Notice, LESSEE shall have sixty (60) days to accept such offer by written notice to LESSOR. If LESSEE accepts such offer, settlement shall be held by the earlier of (i) 60 days after its acceptance, or (ii) at LESSEE’s option, such earlier closing date as was set forth in the Offer Notice. Upon settlement, LESSOR shall convey to LESSEE (or its designee) good and marketable title to the Premises free and clear of all liens, encumbrances and restrictions (except this Lease). If LESSEE does not accept the offer within the time period specified and the transfer contemplated closes according to the terms specified in the Offer Notice and by the earlier of (i) the time frame set forth in the Offer Notice or (ii) six (6) months after the Offer Notice was given, then LESSEE’s option to purchase hereunder shall terminate.

(b) In clause (a) above, the purchase price to be paid by LESSEE shall be reduced from the amount in the Offer Notice by an amount equal to the cost of any capital improvements to the Premises by LESSEE that are not fully depreciated and that would be transferred by LESSOR as part of the sale or transfer and that were made and paid for by LESSEE on or after the date of this Lease.

23. LESSOR Lien Waiver; LESSEE’s Lenders’ Cure Rights. LESSOR HEREBY WAIVES ANY AND ALL LIENS AGAINST LESSEE’S PROPERTY LOCATED AT OR ON THE PREMISES, WHETHER CREATED BY CONTRACT, UNDER STATUTORY OR COMMON LAW, AT EQUITY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, RIGHTS OF LEVY, EXECUTION, ATTACHMENT, SALE, DISTRESS OR DISTRAINT. LESSOR ACKNOWLEDGES THAT, IN RELIANCE ON THIS WAIVER, LESSEE MAY GRANT TO ITS LENDERS CERTAIN LIENS ON LESSEE’S PROPERTY INCLUDING LESSEE’S PROPERTY LOCATED NOW OR IN THE FUTURE AT OR ON THE PREMISES. Provided LESSOR is given notice of the identity and address of LESSEE’s current or future lender(s), LESSOR will give such lender(s) ten (10) business days notice of, and the right (without obligation) to cure during LESSEE’s cure period plus ten (10) business days, any LESSEE’s default under this Lease or any related document before taking any action to terminate or otherwise enforce LESSOR’s remedies under this Lease.

24. Subordination, Non-Disturbance and Attornment.

(a) LESSOR represents that the only parties, including, without limitation, lenders or lessors, who have any rights (or are currently expected to obtain any rights) in the Premises which are or would be superior to those of LESSEE or which could divest LESSEE of its rights to lease, occupy or enjoy the Premises hereunder are those described on Schedule B attached hereto (each, including any future superior party, being a “Superior Party”).

(b) If in the future LESSOR shall mortgage its interests in any real property relating to the Premises under a mortgage or mortgages, this Lease, and the rights of LESSEE hereunder, shall be automatically subject and subordinate to the lien or liens of such mortgage(s) (including any renewals, modifications, consolidations, replacements and/or extensions thereof and all advances made upon the security thereof), provided however that as a precondition to such subordination LESSOR shall have delivered to LESSEE, executed and delivered by the holder of such mortgage or mortgages, an agreement mutually and reasonably agreeable to LESSEE and such party confirming that LESSEE may continue to use, possess and enjoy the Premises without being disturbed in any manner, or divested of any right hereunder or being in any other manner impaired, so long as no Event of Default has been called under this Lease. Upon the request of such holder(s), such instrument may also contain language, in a form customary and reasonable, to confirm the resulting subordination hereunder, which instrument LESSEE shall then execute and deliver to such holder.

(c) LESSOR covenants that, upon request of LESSEE or LESSEE’s current or future lender(s), LESSOR will execute, and use its best efforts to get each Superior Party to execute, such forms of (A) certification (as to matters such as those set forth in Section 25), (B) lien waiver, (C) notice or memorandum of lease (or other document to evidence this Lease of record, including any consent of such Superior Party to the recording of such notice or memorandum of lease), and (D) consent to the pledge, mortgage or hypothecation of LESSEE’s estate, right, title and interest in this Lease, each as is reasonably required by LESSEE’s current or future lender(s) in order for such lender(s) to confirm the validity, perfection, priority and enforceability of its lien in LESSEE’s personal property and the validity, perfection, and enforceability of its lien on LESSEE’s real property.

25. Estoppel Certificates. LESSOR and LESSEE each agree that, upon not less than ten (10) business days prior request by the other party, it will execute and deliver to such other party and/or its mortgagee, prospective mortgagee, prospective purchaser or prospective permitted assignee, a statement in writing certifying: (1) to the form of this Lease as then constituted; (2) that such Lease is unmodified and in full force and effect; (3) the date of commencement and expiration of the term of such Lease, and any options to renew under such Lease; (4) the then current fixed rent rate under such Lease; (5) the dates to which the rental and other charges have been paid; and (6) that to its knowledge, the other party, is not in default under any provision of such Lease, nor, do any facts or conditions exist which with the passing of time or the giving of notice would constitute a default under this Lease, or, if it knows of any such facts, conditions or defaults, the nature of them.

26. Notice/Memorandum of Lease. LESSOR and LESSEE agree that, simultaneously herewith, they will execute and deliver for recording a memorandum, notice or short-form of lease sufficient to evidence this Lease of record in the real estate records of the county in which the Premises are located, substantially in the form of Annex A attached hereto. LESSOR and LESSEE agree that this Lease itself will not be recorded.

27. Holding Over. It is agreed and understood that any holding over by LESSEE of the Premises at the expiration of this Lease shall operate and be construed as a tenancy from month to month at a Base Rent of one and one-half times the Base Rent stipulated for the last month of this Lease, and LESSEE shall be liable to LESSOR for all loss or damage foreseeable by LESSEE on account of any holding over against LESSOR’s will after the termination of this Lease.

28. Quiet Enjoyment. So long as no Event of Default has occurred and is continuing hereunder, LESSEE shall at all times have the peaceable and quiet enjoyment of possession of the Premises without any manner of hindrance from LESSOR or any party claiming under LESSOR.

29. Notices. Any demand to be made or notice to be given hereunder may be made or given to the party addressed by first class mail return receipt requested or by overnight courier, signature required, addressed to the party at the address set forth above for that party.

30. Miscellaneous:

(a) Attorney Fees. In the event either party commences any action or proceeding under this Lease to enforce any right or remedy hereunder, the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees.

(b) Non-Merger. Upon LESSEE or LESSOR’s acquisition of the interest of the other or any other interest in the underlying real property, no estates in the underlying real property shall merge or be deemed to merger, and this Lease shall remain in full force and effect, unless and until the party owning multiple estates signs a writing expressly merging some or all of them.

(c) No Joint Venture. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, of partnership or of joint venture between the parties hereto, it being agreed that no provision hereof or acts of the parties contemplated hereby shall be deemed to create any relationship between the parties other than the relationship of lessor and lessee.

(d) Complete Agreement. All negotiations, considerations, representations and understandings between the parties with respect to leasing the Premises are incorporated herein and may be modified or altered only by written instrument signed by the parties to this Lease. Notwithstanding the above, however, this Lease is subject in all respects to, and shall not amend or undermine in any respect, the agreements set forth in the Purchase Agreement.

(e) Modification. No Provisions of this Lease shall be waived or altered, nor shall there by any addition thereto, except by writing endorsed hereon, or attached hereto, and signed by the party to be bound thereby.

(f) Parties Bound. This Lease shall be binding upon and insure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

(g) Headings and Section Numbers. The captions and section numbers of this Lease are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of such provisions.

(h) Governing Law. This Lease shall be governed by the Laws of the state in which the Premises are located.

(i) Counterparts. This Lease may be executed in any number of counterparts, each of which, when executed and delivered, being an original, and such counterparts together constituting one and the same instrument.

(j) Enforcement; Submission to Jurisdiction. Any disputes between LESSOR and LESSEE hereunder shall be resolved in accordance with the terms and provisions of §11(i) of the Purchase Agreement. In connection with the entry of judgment upon an award rendered in arbitration pursuant to such provisions and/or a request to provide interim or provisional relief pursuant to such provisions, each of LESSOR and LESEE (each a “party”) submits to the jurisdiction of any state or federal court sitting in the State of Connecticut in any action or proceeding arising out of or relating to this Lease and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Lease in any other court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 29 above. Nothing in this subsection (j), however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

[Remainder of Page Intentionally Left Blank]

EXECUTED, as of the date stated above, by the undersigned LESSOR and LESSEE.

Signed, sealed and delivered in the presence of:
LESSOR:

/S/ MARCIA C. SUGRUE
Name:	Marcia C. Sugrue

/S/ JAMES V. DANDENEAU
Name:			JAMES V. DANDENEAU

LESSEE:

MPAV ACQUISITION LLC (soon to be renamed PUTNAM PLASTICS COMPANY LLC)

	/S/ MARCIA C. SUGRUE	By:	/S/ JAMES G. BINCH
Name:	Marcia C. Sugrue	Name:	James G. Binch
		Title:	President

Name:

STATE OF CONNECTICUT	)
: ss. HARTFORD
COUNTY OF HARTORD	)

The foregoing instrument was acknowledged before me this 8th day of November, 2004 by James V. Dandeneau.

In witness whereof, I hereunto set my hand.

/S/ THOMAS H. BORNER
Commissioner of the Superior Court

STATE OF CONNECTICUT	)
: ss. HARTORD
COUNTY OF HARTORD	)

The foregoing instrument was acknowledged before me this 9th day of November, 2004 by the President of MPAV Acquisition LLC, a Connecticut limited liability company, on behalf of the limited liability company.

In witness whereof, I hereunto set my hand.

/S/ MARCIA C. SUGRUE
Commissioner of the Superior Court

SCHEDULE A

Legal Description

That certain parcel of land located on the southerly side of Louisa Viens Drive in the Town of Killingly, County of Windham and State of Connecticut, and shown as revised Lot #10 on a plan entitled “Survey Plan Prepared for TOWN OF KILLINGLY - Revised Lot #10 & Lot #10A - Louisa Viens Drive - Killingly, Connecticut - Scale 1” = 40’ - 9/17/87, Revised 11/30/87 -Kieltyka, Woodis & Pike, Land Surveyors”, being bounded and described as follows:

Beginning at a point in the southerly line of Louisa Viens Drive marking the northwesterly corner of the herein described Lot #10 and the northeasterly corner of Lot #10A as shown on the above-mentioned plan, said point being located 3,090’ more or less easterly and northerly of the intersection of Louisa Viens Drive with Lake Road, thence S 86°° 57’ 36” E, 204.24’ to a point; thence in a southeasterly direction 42.40’ along a curve to the right having a radius of 30.03’ to a concrete monument; thence in a southeasterly direction 92.67’ along a curve to the left having a radius of 65.00’ to a point at the northwesterly corner of Lot #9B, the last three (3) courses being in the southerly and southwesterly line of Louisa Viens Drive and the cul-de-sac at the end of Louisa Viens Drive; thence S 0° 45’ 29” E, bounded easterly by said Lot #9B, 401.09’ to a point in a wall in the northerly line of land now or formerly of National Patent Development Corporation; thence N 89° 11’ 27’ W, 171.63’ to a point at a wall intersection; thence N 88° 29’ 58” W, 154.09’ to a point and the southeast corner of Lot #10A on the above-mentioned plan, the last two (2) courses being along a wall and bounded southerly by land now or formerly of said National Patent Development Corporation; thence N 3° 02’ 24” E, bounded westerly by said Lot #10A, 491.02’ to a point in the southerly line of Louisa Viens Drive and the point of beginning.

The above described revised Lot #10 contains approximately 3.36 acres.

Said premises are subject to a certain Declaration of Industrial Park Covenants and restrictions, which covenants are recorded at Volume 250, Page 167, et seq. of the Killingly Land Records, as amended.

SCHEDULE B

Superior Lenders, Lessors, etc.

Party	Source of Rights

None.

ANNEX A

Form of Notice/Memorandum of Lease

Please return to:

Nancy L. Lomazzo, Esq.

Finn Dixon & Herling LLP

One Landmark Sq., Suite 1400

Stamford, CT 06901-2689

NOTICE OF LEASE

KNOW ALL MEN BY THESE PRESENTS, that:

JAMES V. DANDENEAU (“LESSOR”), having an address at 307 Thompson Road, Thompson, CT 06277, and MPAV ACQUISITION LLC, a Connecticut limited liability company soon to be renamed PUTNAM PLASTICS COMPANY LLC (“LESSEE”), having an address at c/o Memry Corporation, 3 Berkshire Blvd., Bethel, Connecticut 06801, Attention: Mr. James G. Binch, have entered into a Commercial Lease Agreement (the “Lease”), dated as of November     , 2004, concerning the premises located at and commonly known as 130 Louisa Viens Drive, Dayville (Town of Killingly), Windham County, Connecticut 06241 (the “Premises”), which Premises are described in Schedule A attached hereto and made a part hereof.

1. Names and Addresses of Parties.

Lessor:	JAMES V. DANDENEAU
At:	307 Thompson Road, Thompson, CT 06277

Lessee:	MPAV ACQUISITION, LLC (soon to be renamed
PUTNAM PLASTICS COMPANY LLC)
At:	c/o Memry Corporation, 3 Berkshire Blvd.,
Bethel, Connecticut 06801, Attention: Mr. James G. Binch

2. Reference to Lease. The Lease consists of the Commercial Lease Agreement dated as of November     , 2004.

3. Term of Lease; Renewal Terms. The initial term of the Lease shall commence on November     , 2004, and end on November 30, 2009. The extension term(s) of the Lease under the Lease, if exercised, will commence on December 1, 2009 and June 1, 2012, respectively, and end on May 31, 2012 and November 30, 2014, respectively.

4. Rights of First Offer. Lessor has granted Lessee certain rights of first offer under Section 22 of the Lease.

5. Description of Property. The leased premises are the Premises.

6. Place Where Lease Is Filed. The Lease is on file with the Lessor at the offices of Finn, Dixon & Herling, LLP, One Landmark Square, Suite 1400, Stamford, Connecticut 06901, or with the Lessee at the Premises.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the              day of November, 2004.

Signed, sealed and delivered in the presence of:	LESSOR:

Name:

Name:	JAMES V. DANDENEAU

LESSEE:

MPAV ACQUISITION LLC (soon to be renamed
Name:	PUTNAM PLASTICS COMPANY LLC)

By:
Name:	Name:
Title:

STATE OF CONNECTICUT	)
: ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of November, 2004 by James V. Dandeneau.

In witness whereof, I hereunto set my hand.

Commissioner of the Superior Court / Notary Public My commission expires: _____________________

STATE OF CONNECTICUT	)
: ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of November, 2004 by                      of MPAV Acquisition LLC, a Connecticut limited liability company, on behalf of the limited liability company.

In witness whereof, I hereunto set my hand.

Commissioner of the Superior Court / Notary Public My commission expires: _____________________

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Schedule A

Legal Description

That certain parcel of land located on the southerly side of Louisa Viens Drive in the Town of Killingly, County of Windham and State of Connecticut, and shown as revised Lot #10 on a plan entitled “Survey Plan Prepared for TOWN OF KILLINGLY - Revised Lot #10 & Lot #10A - Louisa Viens Drive - Killingly, Connecticut - Scale 1” = 40’ - 9/17/87, Revised 11/30/87 -Kieltyka, Woodis & Pike, Land Surveyors”, being bounded and described as follows:

Beginning at a point in the southerly line of Louisa Viens Drive marking the northwesterly corner of the herein described Lot #10 and the northeasterly corner of Lot #10A as shown on the above-mentioned plan, said point being located 3,090’ more or less easterly and northerly of the intersection of Louisa Viens Drive with Lake Road, thence S 86°° 57’ 36” E, 204.24’ to a point; thence in a southeasterly direction 42.40’ along a curve to the right having a radius of 30.03’ to a concrete monument; thence in a southeasterly direction 92.67’ along a curve to the left having a radius of 65.00’ to a point at the northwesterly corner of Lot #9B, the last three (3) courses being in the southerly and southwesterly line of Louisa Viens Drive and the cul-de-sac at the end of Louisa Viens Drive; thence S 0° 45’ 29” E, bounded easterly by said Lot #9B, 401.09’ to a point in a wall in the northerly line of land now or formerly of National Patent Development Corporation; thence N 89° 11’ 27’ W, 171.63’ to a point at a wall intersection; thence N 88° 29’ 58” W, 154.09’ to a point and the southeast corner of Lot #10A on the above-mentioned plan, the last two (2) courses being along a wall and bounded southerly by land now or formerly of said National Patent Development Corporation; thence N 3° 02’ 24” E, bounded westerly by said Lot #10A, 491.02’ to a point in the southerly line of Louisa Viens Drive and the point of beginning.

The above described revised Lot #10 contains approximately 3.36 acres.

Said premises are subject to a certain Declaration of Industrial Park Covenants and restrictions, which covenants are recorded at Volume 250, Page 167, et seq. of the Killingly Land Records, as amended.

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